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                                                                   EXHIBIT 10.16

                   Amended and Restated Employment Agreement

          This Agreement is entered into effective as of August 28, 2000, by and between Douglas P. Smith (the "Employee") and Mercury Interactive Corporation, a Delaware corporation (the "Company").

          1.   Duties and Scope of Employment.

          (a) Position. For the term of his employment under this Agreement (the "Employment"), the Company agrees to employ the Employee in the position of Executive Vice President of Corporate Development and Strategy. The Employee shall report only to the Company's Chief Executive Officer and his duties shall include strategic business development, mergers and acquisitions, other investments activities and such other duties as shall be determined by the Chief Executive Officer.

          (b) Other Obligations. The Employee represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his Employment as contemplated by this Agreement will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer. The Company recognizes that the Employee will (i) assist his former employer, Chase H&Q, with the transition of his responsibilities and client relationships, (ii) will serve Chase H&Q as an Advisory Director and (iii) continue to serve on the boards of directors of four other corporations.

          (c) Commencement Date. The Employee commenced part time employment effective as of May 23, 2000 and shall commence full-time Employment as soon as reasonably practicable and in no event later than August 28, 2000.

          2.   Cash and Incentive Compensation.

          (a) Salary. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $350,000. Such salary shall be payable in accordance with the Company's standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation.")

          (b) Incentive Bonuses. The Employee shall be eligible to be considered for an annual incentive bonus (the "Incentive Bonus") with a target amount equal to not less than $250,000 for the fiscal year ended December 31, 2000. The Incentive Bonuses shall be awarded based on objective or subjective criteria established in advance by the Board or its Compensation Committee. The foregoing notwithstanding, the prorated Incentive Bonus for the year ended December 31, 2000 shall in no event be less than $150,000.
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          (c)  Special 2001 Bonus. The Employee shall be eligible to receive a special one time bonus of approximately $1,150,000 with the final amount of such bonus to be determined by the Compensation Committee of the Board of Directors. Such bonus shall be in cash (or such other form of consideration as shall be agreed upon in good faith by the Company and Employee) and shall be paid by the Company as soon as is reasonably practicable but in no event later than April 15, 2001 or such other date as the Employee and Company shall agree.

          (d) Stock Option. The Company on May 23, 2000, granted the Employee a non-statutory stock option covering 450,000 shares of the Company's Common Stock under the Company's Amended and Restated 1999 Stock Option Plan. The exercise price of such option is equal to the fair market value of such stock on May 23, 2000, or $65.2031 per share. The term of such option is 10 years. Such option becomes exercisable in equal monthly installments beginning on May 23, 2000 and continuing during Employee's continuous Employment with the Company.

          3. Vacation and Employee Benefits. During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company's standard policy for its executive officers, as it may be amended from time to time. During his Employment, the Employee shall be eligible to participate in all employee benefit plans maintained by the Company for its executive officers, including (without limitation) health insurance and an Employee Stock Purchase Plan.

          4. Business Expenses. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder in accordance with the Company's policies. The Company recognizes that the Employee will establish a home office and install appropriate computer and communications equipment as well as high-speed Internet access. The Company shall reimburse the Employee for such expenses and the cost of such equipment and access upon presentation of an itemized account and appropriate supporting documentation.

          5.   Term of Employment.

          (a) the Employee agrees to remain in Employment with the Company, from the commencement date set forth in Section 1(c) until the date when the Employee's Employment terminates pursuant to Subsection (b) below. The Employee's Employment with the Company shall be "at will," meaning that either the Employee or the Company shall be entitled to terminate the Employee's Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

          (b) Termination. The Company may terminate the Employee's Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Employee notice in writing. The Employee may terminate his Employment by giving the Company notice in writing. The Employee's Employment shall terminate automatically in the event of his death. In the event of a termination of (full time) Employee's Employment other

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than the Employee's death, the Company agrees that the Employee shall have the right to remain a part time employee of the Company for up to one year from the date of termination of full time employment. The part time salary shall be at least $1000 per month and vesting of stock options shall be adjusted in accordance with the company's standard stock option agreement.

          6. Change-in-Control Termination Benefits. The Company agrees to enter into a Change of Control Agreement with Employee in the form attached to this Agreement as Exhibit A (the "Change of Control Agreement").

          7.   Successors.

          (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that becomes bound by this Agreement.

          (b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          8.   Miscellaneous Provisions.

          (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Change of Control Agreement and the agreement evidencing the stock option described in Section 2(f) contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes the Company's offer letter dated May 23, 2000, to the Employee.

          (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

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          (e)  Choice of Law and Severability. This Agreement is executed by the parties in the State of California and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statue, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

          (f) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (h) Legal Fees. Upon execution of this Agreement, the Company shall pay or reimburse the reasonable legal fees incurred by the Employee in connection with the negotiation and preparation of this Agreement.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                              ___________________________________
                              Douglas P. Smith



                              Mercury Interactive Corporation

                              By_________________________________
                                    Chief Executive Officer

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